Exhibit 12.1

Fifth Third Bancorp

Computations of Consolidated Ratios Of Earnings To Fixed Charges

($ In Millions)

	Three Months Ended	Nine Months Ended
Excluding Interest on Deposits:	9/30/2009	9/30/2009
Fixed Charges:
Interest Expense (excluding interest on deposits)	$72	$290
One-Third of Rents, Net of Income from Subleases	7	22

Total Fixed Charges	79	312

Earnings:
Income (Loss) Before Income Taxes, Minority Interest & Cumulative Effect of Accounting Change	$(108)	$981
Fixed Charges	79	312

Total Earnings	(29)	1,293

Ratio of Earnings to Fixed Charges, Excluding
Interest On Deposits	N/A (a)	4.14x

Coverage Deficiency	$(108)

Including Interest on Deposits:

Fixed Charges:
Interest Expense	$300	$1,049
One-Third of Rents, Net of Income from Subleases	7	22

Total Fixed Charges	$307	$1,071

Earnings:
Income (Loss) Before Income Taxes, Minority Interest & Cumulative Effect of Accounting Change	$(108)	$981
Fixed Charges	307	1,071

Total Earnings	$199	$2,052

Ratio of Earnings to Fixed Charges, Including
Interest On Deposits	N/A (a)	1.92x

Coverage Deficiency	$(108)

(a)	Earnings are inadequate to cover fixed charges by $108 million.